Exhibit 99.1

Press Release
May 30, 2008	Contact: Larry Thede	Email: ir@udr.com
NYSE Trading Symbol: UDR	Phone: 720.283.2450	Web: www.udr.com
UDR ANNOUNCES KEY LEADERSHIP CHANGES
DENVER, CO (May 30, 2008) UDR, Inc. (NYSE: UDR) today named David Messenger Chief Financial Officer (CFO) and Thomas Simon Senior Vice President, Finance and Treasurer, effective June 2, 2008.
“I am pleased to announce these promotions,” stated Thomas W. Toomey, President and Chief Executive Officer. “Both David and Tom have established a strong track record in the real estate industry and played leadership roles in our finance organization. They have significantly contributed to our success and possess the credentials and talents to help lead us into the future.”
Mr. Messenger holds both a Bachelor of Science and a Master’s degree in Accounting from the University of Iowa and is a Certified Public Accountant. Prior to joining UDR in 2002, he was President of TRC Management Company in Chicago from 2000 to 2002, and served as controller of HMS Resource, Inc. from 1998 to 2000. He began his career in the real estate division of Ernst & Young LLP in 1993.
Mr. Simon holds a Bachelor of Science degree in Accounting from Moorhead State University and is a Certified Public Accountant. Prior to joining UDR in 2006, he served as Senior Vice President and Treasurer for Prentiss Properties Trust where he worked for 21 years. He began his career as a tax accountant for Grant Thornton.
Mr. Messenger succeeds Michael Ernst who is stepping down as Chief Financial Officer.
“I have reluctantly concluded that the travel demands resulting from my family’s decision to live in Dallas preclude my continuing to serve as CFO now that Denver has been officially selected as UDR’s corporate headquarters,” stated Mr. Ernst. “I have very much enjoyed working with my UDR colleagues and look forward to remaining with the Company for as long as it takes to facilitate a smooth transition of responsibilities to David, Tom and Warren Troupe.”
“Mike has provided valuable expertise and leadership to UDR over the past several years,” stated Mr. Toomey. “He played a key role in repositioning our portfolio including the $1.7 billion transaction earlier this year, in establishing joint ventures such as the $650 million Texas joint venture we closed in 2007, and in improving our operating and financial management procedures. We wish him all the best as he pursues other opportunities in the Dallas area.”

About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2008, UDR owned 43,559 apartment homes and had 5,496 homes under development and another 738 homes under contract for development in its pre-sale program. For over 30 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.
Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, including expectations that the Company will be able to secure one of more institutional investor-partners, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, exceptions on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

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